EXHIBIT 12.1

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
                              Flowserve Corporation
                Computation of Ratio of Earnings to Fixed Charges
                      (Dollars in Millions, Except Ratios)


                                                                       Year Ended December 31,
                                        --------------------------------------------------------------------------------------
                                                                                                         Three Months Ended
                                           1995      1996      1997       1998       1999       2000        March 31, 2001
                                         -------- ---------  ---------  ---------  --------  ---------      --------------
Earnings to Fixed Charges

Pretax earnings (loss) before taxes
on income                                $   88.4   $ 108.4   $   89.8    $  73.2   $  18.2   $   23.2      $     (13.3)

Adjustments:

     Fixed charges                           16.7      17.1       18.3       17.3      20.4       78.0             34.8
     Capitalized interest                                                     0.2       0.9        1.0
                                         -------- ---------  ---------  ---------  --------  ---------      -----------
Earnings before taxes and fixed
charges as adjusted                         105.1     125.5      108.1       90.3      37.7      100.2             21.5

Fixed Charges:

     Interest expense                        12.3      12.1       13.3       13.2      15.5       70.0             31.1
     Capitalized interest                                                     0.2       0.9        1.0
     Amortization of debt discount                                                                 0.2              0.1
     Amortization of capitalized
       expenses related to debt                                                         0.2        2.5              1.6
     Interest portion of rent                 4.4       5.0        5.0        3.9       3.8        4.3              2.0
                                         -------- ---------  ---------  ---------  --------  ---------      -----------
Total Fixed Charges                      $   16.7   $  17.1   $   18.3    $  17.3   $  20.4   $   78.0      $      34.8
Earnings to Fixed Charges                     6.3       7.3        5.9        5.2       1.8        1.3              0.6
                                         ======== =========  =========  =========  ========  =========      ===========

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